UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. )*

Cherokee International Corporation
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

164450108
(CUSIP Number)

          February 25, 2004
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ x ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No.: 164450108	Page 2

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Recovery II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 1,872,170 0 1,872,170

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,872,170

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G

CUSIP No.: 164450108	Page 3

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Recovery II GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 1,872,170 0 1,872,170

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,872,170

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G

CUSIP No.: 164450108	Page 4

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC RII, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 1,872,170 0 1,872,170

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,872,170

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8%

12	TYPE OF REPORTING PERSON* OO

SCHEDULE 13G

CUSIP No.: 164450108	Page 5

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Recovery IIA, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 1,336,903 0 1,336,903

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,336,903

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G

CUSIP No.: 164450108	Page 6

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Recovery IIA GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 1,336,903 0 1,336,903

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,336,903

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G

CUSIP No.: 164450108	Page 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC RIIA, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 1,336,903 0 1,336,903

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,336,903

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%

12	TYPE OF REPORTING PERSON* OO

SCHEDULE 13G

CUSIP No.: 164450108	Page 8

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Partners CDO Fund, Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 349,416 0 349,416

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 349,416

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8%

12	TYPE OF REPORTING PERSON* CO

SCHEDULE 13G

CUSIP No.: 164450108	Page 9

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Partners CDO Fund II, Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 78,197 0 78,197

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,197

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%

12	TYPE OF REPORTING PERSON* CO

SCHEDULE 13G

CUSIP No.: 164450108	Page 10

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSCP (NJ), Inc. 13-4093944

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* CO

SCHEDULE 13G

CUSIP No.: 164450108	Page 11

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSCP (NJ), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G

CUSIP No.: 164450108	Page 12

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSCP (NJ) Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,209,073 0 3,209,073

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,209,073

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.7%

12	TYPE OF REPORTING PERSON* CO

SCHEDULE 13G

CUSIP No.: 164450108	Page 13

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Keith W. Abell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G

CUSIP No.: 164450108	Page 14

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Alfred C. Eckert III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G

CUSIP No.: 164450108	Page 15

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Robert A. Hamwee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G

CUSIP No.: 164450108	Page 16

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Thomas V. Inglesby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G

CUSIP No.: 164450108	Page 17

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Matthew C. Kaufman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G

CUSIP No.: 164450108	Page 18

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Christine K. Vanden Beukel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G

CUSIP No.: 164450108	Page 19

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Andrew Wagner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [ x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	0 3,636,686 0 3,636,686

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,636,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 19.0%

12	TYPE OF REPORTING PERSON* IN

Item 1(a). Name of Issuer:

Cherokee International Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

2841 Dow Avenue Tustin, California 92780

Item 2(a). Name of Persons Filing:

GSC Recovery II, L.P.
GSC Recovery II GP, L.P.*
GSC RII, L.L.C.*
GSC Recovery IIA, L.P.
GSC Recovery IIA GP, L.P.*
GSC RIIA, L.L.C.*
GSC Partners CDO Fund, Limited
GSC Partners CDO Fund II, Limited
GSCP (NJ), Inc.*
GSCP (NJ), L.P.*
GSCP (NJ) Holdings, L.P.*
Keith W. Abell*
Alfred C. Eckert III*
Robert A. Hamwee*
Richard M. Hayden*
Thomas V. Inglesby*
Matthew C. Kaufman*
Christine K. Vanden Beukel*
Andrew Wagner*

* GSC Recovery II GP, L.P. is the general partner of GSC Recovery II, L.P.; GSC RII, L.L.C. is the general partner of GSC Recovery II GP, L.P.; GSCP (NJ) Holdings, L.P. is the sole member of GSC RII, L.L.C.; GSCP (NJ), L.P. is the manager of GSC Recovery II, L.P. and GSCP (NJ), Inc. is the general partner of GSCP (NJ) Holdings, L.P. and GSCP (NJ), L.P.

GSC Recovery IIA GP, L.P. is the general partner of GSC Recovery IIA, L.P.; GSC RIIA, L.L.C. is the general partner of GSC Recovery IIA GP, L.P.; GSCP (NJ) Holdings, L.P. is the sole member of GSC RIIA, L.L.C.; GSCP (NJ), L.P. is the manager of GSC Recovery IIA, L.P. and GSCP (NJ), Inc. is the general partner of GSCP (NJ) Holdings, L.P. and GSCP (NJ), L.P.

GSCP (NJ), L.P. is the collateral manager of GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited and GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, and Andrew Wagner are executive officers and stockholders of GSCP (NJ), Inc. and limited partners of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence:

500 Campus Drive, Suite 220 Florham Park, New Jersey 07932

Item 2(c). Citizenship:

GSCP (NJ), Inc., GSCP (NJ), L.P., GSCP (NJ) Holdings, L.P., GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Recovery II GP, L.P., GSC Recovery IIA GP, L.P., GSC RII, L.L.C. and GSC RIIA, L.L.C. are each organized under the laws of Delaware. GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited are each organized under the laws of the Cayman Islands. All natural persons listed in Item 2(a) are citizens of the United States.

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e). CUSIP Number:

164450108

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	[ ] Broker or dealer registered under Section 15 of the Act.

(b)	[ ] Bank as defined in Section 3(a)(6) of the Act.

(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Act.

(d)	[ ] Investment company registered under Section 8 of the Investment Company Act.

(e)	[ ] An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E).

(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership:

(a)	Amount beneficially owned: 3,636,686*

(b)	Percent of class: 19.0%*

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 3,636,686*

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 3,636,686*

* On February 25, 2004, the Issuer completed an initial public offering of its Common Stock (the “IPO”). Prior to the IPO, (i) GSC Recovery II, L.P. was the beneficial owner of warrants (the “Warrants”) to purchase 670,611 shares of Common Stock and 12% Senior Convertible Notes Due 2008 of the Issuer (the “Notes”) convertible into 1,203,363 shares of Common Stock, (ii) GSC Recovery IIA, L.P. was the beneficial owner of Warrants to purchase 457,654 shares of Common Stock and Notes convertible into 880,480 shares of Common Stock, (iii) GSC Partners CDO Fund, Limited was the beneficial owner of Warrants to purchase 350,358 shares of Common Stock and (iv) GSC Partners CDO Fund II, Limited was the beneficial owner of Warrants to purchase 425,510 shares of Common Stock.

Immediately prior to the completion of the IPO, GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited received Common Stock upon the exercise of their Warrants at an exercise price of $0.039 per share and the automatic conversion of their Notes at a conversion price of approximately $8.49 per share in the following amounts: (i) GSC Recovery II, L.P. received 668,807 shares of Common Stock upon the cashless exercise of its Warrants and 1,203,363 shares of Common Stock upon the conversion of its Notes, or a total of 1,872,170 shares of Common Stock, (ii) GSC Recovery IIA, L.P. received 456,423 shares of Common Stock upon the cashless exercise of its Warrants and 880,480 shares of Common Stock upon the conversion of its Notes, or a total of 1,336,903 shares of Common Stock, (iii) GSC Partners CDO Fund, Limited received 349,416 shares of Common Stock upon the cashless exercise of its Warrants and (iv) GSC Partners CDO Fund II, Limited received 424,366 shares of Common Stock upon the cashless exercise of its Warrants. As disclosed in the Form 4 filed by GSCP (NJ), Inc. and other reporting persons with the Securities and Exchange Commission on February 27, 2004, in connection with the IPO, GSC Partners CDO Fund II, Limited sold 346,169 shares of Common Stock pursuant to the underwritten offering and the exercise by the underwriters of their over allotment option for $13.485 per share (excluding underwriters’ commission) and currently holds 78,197 shares of Common Stock.

By virtue of their relationship with GSC Recovery II, L.P., each of GSC Recovery II GP, L.P., GSC RII, L.L.C. and GSCP (NJ) Holdings, L.P. may deemed to be the beneficial owner of 1,872,170 shares of Common Stock held directly by GSC Recovery II, L.P. Each of GSC Recovery II GP, L.P., GSC RII, L.L.C. and GSCP (NJ) Holdings, L.P. disclaims beneficial ownership of such Common Stock except to the extent of its pecuniary interest in the Issuer's Common Stock.

By virtue of their relationship with GSC Recovery IIA, L.P., each of GSC Recovery IIA GP, L.P., GSC RIIA, L.L.C. and GSCP (NJ) Holdings, L.P. may deemed to be the beneficial owner of 1,336,903 shares of Common Stock held directly by GSC Recovery IIA, L.P. Each of GSC Recovery IIA GP, L.P., GSC RIIA, L.L.C. and GSCP (NJ) Holdings, L.P. disclaims beneficial ownership of such Common Stock except to the extent of its pecuniary interest in the Issuer's Common Stock.

By virtue of their relationship with GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited, each of GSCP (NJ), L.P. and GSCP (NJ), Inc. may deemed to be the beneficial owner of 3,636,686 shares of Common Stock held directly by GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited. Each of GSCP (NJ), L.P. and GSCP (NJ), Inc. disclaims beneficial ownership of such Common Stock except to the extent of its pecuniary interest in the Issuer's Common Stock.

By virtue of their position as executive officers and stockholders of GSCP (NJ), Inc. and limited partners of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P., Messrs. Abell, Eckert, Hamwee, Hayden, Inglesby, Kaufman, Wagner and Ms. Vanden Beukel may deemed to be beneficial owners of 3,636,686 shares of Common Stock held directly by GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited. Each of these individuals disclaims beneficial ownership of such Common Stock except to the extent of her or his pecuniary interest in the Issuer's Common Stock.

Item 5. Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8. Identification and Classification of Members of the Group:

Not applicable.

Item 9. Notice of Dissolution of Group:

Not applicable.

Item 10. Certifications:

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit A – Joint Filing Agreement, dated March 5, 2004, by and among the Reporting Persons.

SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 5, 2004

GSC RECOVERY II, L.P.

By:	GSC Recovery II GP, L.P., its general partner

By:	GSC RII, L.L.C., its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RECOVERY IIA, L.P.

By:	GSC Recovery IIA GP, L.P., its general partner

By:	GSC RIIA, L.L.C., its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC PARTNERS CDO FUND, LIMITED

By:	GSCP (NJ), L.P. as attorney-in-fact

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC PARTNERS CDO FUND II, LIMITED

By:	GSCP (NJ), L.P. as attorney-in-fact

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSCP (NJ), INC.

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSCP (NJ), L.P.

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSCP (NJ) HOLDINGS, L.P.

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RECOVERY II GP, L.P.

By:	GSC RII, L.L.C., its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RECOVERY IIA GP, L.P.

By:	GSC RIIA, L.L.C., its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RII, L.L.C.

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RIIA, L.L.C.

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

Keith W. Abell, Alfred C Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew Wagner

By:	/s/ Thomas V. Inglesby As Attorney-in-Fact*

By:	/s/ Andrew Wagner As Attorney-in-Fact*

*Attorneys-in-Fact under Power of Attorney, dated January 4, 2002, as filed with the SEC as Exhibit 7(L) to the Schedule 13D/A for Moore Corporation Limited filed by Greenwich Street Capital Partners II, L.P. et al. on January 7, 2002.

EXHIBIT A - JOINT FILING AGREEMENT

           The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: March 5, 2004

GSC RECOVERY II, L.P.

By:	GSC Recovery II GP, L.P., its general partner

By:	GSC RII, L.L.C., its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RECOVERY IIA, L.P.

By:	GSC Recovery IIA GP, L.P., its general partner

By:	GSC RIIA, L.L.C., its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC PARTNERS CDO FUND, LIMITED

By:	GSCP (NJ), L.P. as attorney-in-fact

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC PARTNERS CDO FUND II, LIMITED

By:	GSCP (NJ), L.P. as attorney-in-fact

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSCP (NJ), INC.

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSCP (NJ), L.P.

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSCP (NJ) HOLDINGS, L.P.

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RECOVERY II GP, L.P.

By:	GSC RII, L.L.C., its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RECOVERY IIA GP, L.P.

By:	GSC RIIA, L.L.C., its general partner

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RII, L.L.C.

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc., its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

GSC RIIA, L.L.C.

By:	GSCP (NJ) Holdings, L.P., its sole member

By:	GSCP (NJ), Inc. its general partner

By:	/s/ Thomas V. Inglesby Name: Thomas V. Inglesby Title: Managing Director

Keith W. Abell, Alfred C Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew Wagner

By:	/s/ Thomas V. Inglesby As Attorney-in-Fact*

By:	/s/ Andrew Wagner As Attorney-in-Fact*

*Attorneys-in-Fact under Power of Attorney, dated January 4, 2002, as filed with the SEC as Exhibit 7(L) to the Schedule 13D/A for Moore Corporation Limited filed by Greenwich Street Capital Partners II, L.P. et al. on January 7, 2002.